EXHIBIT 23.2


                                 March 2, 1998



Triton  Energy  Limited
Caledonian  House
Mary  Street
P.O.  Box  1043
George  Town
Grand  Cayman,  Cayman  Islands

Gentlemen:

     We hereby consent to (i) the use of information in our report dated February 24, 1998, entitled "Appraisal Report as of December 31, 1997 on Certain Properties in Colombia owned by Triton Colombia Incorporated in Colombia" under the caption "Items 1. and 2. Business and Properties - Reserves" and in note 24 of the Notes to the Consolidated Financial Statements under the caption "Oil and Gas Reserve Data" in the Form 10-K of Triton Energy Limited for the year ended December 31, 1997, and (ii) the references to our firm under such captions. Our estimates of reserves, however, for the Cusiana and Cupiagua fields have been aggregated in the Form 10-K with other Colombian reserves for which we have not prepared estimates.


                              Very  truly  yours,



                              DeGOLYER  and  MacNAUGHTON